Exhibit 10.1

March 10, 2005

Ronald Kubera

8613 Augusta Farm Lane

Laytonsville, MD 20882

Dear Ron,

By this letter, Manugistics seeks to attach as an addendum to your original offer letter a provision by which it will provide to you a severance package in the event that your employment is terminated for reasons other than cause.  While the provisions of this addendum will not affect the terms and conditions of your employment, including your at-will status, if you accept the terms of the addendum, it will provide you with compensation and benefits to which you would not otherwise be entitled.  The terms of the addendum are set forth below. If you agree to accept those terms, please sign and date this letter and return it to the Human Resources Department.

If the company terminates your employment for its convenience, as compared to cause, such as for gross misconduct or upon a criminal conviction, you will receive your base salary in accordance with the Company’s regular payroll practices, and benefits to the extent you are eligible to receive such benefits under the terms of those plans following termination of employment, for a 6 month period commencing on your termination date; provided that the foregoing salary and benefits will cease immediately if you begin any alternative employment during this 6 month period, whether this employment is competitive to Manugistics or not.  Any period during which you are receiving these payments and benefits is called your “Severance Period.”  You will not earn any commission compensation or bonuses during this Severance Period. During your Severance Period, any options which you hold will continue to vest in accordance with their terms.

In order to receive the benefits described herein, you will be required to execute a Termination Agreement which will include a non-compete and non-solicitation agreement and a full release of claims.

Please signify your receipt by signing this letter

/s/ Ronald P. Kubera	March 10, 2005
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